Exhibit 3.1

State of Delaware

Secretary of State

Division of Corporations

Delivered 07:09 PM 05/29/2024

FILED 07:09 PM 05/29/2024

SR 20242597021 - File Number 7378903

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

XPERI INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Xperi Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY THAT:

1. The Board of Directors of the Corporation duly adopted resolutions at a meeting recommending and declaring advisable that the Amended and Restated Certificate of lncorporation of the Corporation (the “Certificate of lncorporation”) be amended and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that Article V of the Certificate of Incorporation be amended and restated in its entirety to read as follows:

“In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal Bylaws of the Corporation. In addition, the Bylaws of the Corporation may be altered, amended or repealed in any respect by the affirmative vote of the holders of at least a majority of the outstanding voting stock of the Corporation, voting together as a single class.”

RESOLVED FURTHER, that Article XII of the Certificate of lncorporation be amended and restated in its entirety to read as follows:

“The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation. Whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Restated Certificate, and in addition to any other vote of holders of capital stock that is required by statute or this Restated Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class.”

2. The stockholders of the Corporation duly approved such amendment at an annual meeting of the stockholders of the Corporation.

3. Such amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment to Amendment and Restated Certificate of lncorporation has been executed by a duly authorized officer of the Corporation on this 29th day of May, 2024.

By:
Name:	Becky Marquez
Title:	Chief Legal Officer and Corporate Secretary

[Signature Page to Certificate of Amendment (Xperi Inc. Certificate of Incorporation)]